SECURITIES AND EXCHANGE
COMMISSION Washington, DC  20549
SCHEDULE 13G
Under the Securities Exchange Act of 1934
(Amendment No. )
NOBLE AFFILIATES, INC. (Name of Issuer)
SB NT CV DEB 4.25%03 (Title of Class of Securities)
654894AD6
(CUSIP Number)
Check the following box if a fee is being paid with this
statement.
X
(A fee is not required only if the filing person:  (1) has a previous statement
on file reporting beneficial ownership of more than five
percent of the class
of securities described in Item 1; and (2) has filed no
amendment subsequent
thereto reporting beneficial ownership of five percent or
less of such class).
(See Rule 13d-7).
The remainder of this cover page shall be filled out for a
reporting person's
initial filing on this form with respect to the subject
class of securities,
and for any subsequent amendment containing information
which would alter the
disclosures provided in the prior coverage page.
The information required in the remainder of this cover page shall not be
deemed to be "filed" for the purpose of Section 18 of the
Securities Exchange
Act of 1934 ("Act") or otherwise subject to the liabilities
of that section of
the Act but shall be subject to all other provisions of the
Act (however, see
the Notes).
(Continued on following pages(s))
Page 1 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
NationsBank Corporation
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
56-0906609
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP*
(a)

(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
16,350,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
10,525,000
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,350,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 10.9%
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 2 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
N.B. Holdings Corporation
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
North Carolina Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
16,350,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
10,525,000
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
16,350,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.9%

12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 3 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
NationsBank, N.A.
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
125,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
- -0-
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
125,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT
IN ROW 9 .1%
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 4 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
NationsBank Trust Company, N.A.
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
125,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
- -0-
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
125,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.1%
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 5 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
NationsBank of North Carolina, N.A.
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF
A MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY

4
CITIZENSHIP OR PLACE OF ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
325,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
225,000
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
325,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
.2%
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 6 of 12 Pages
CUSIP NO.
654894AD6
13G
1
NAME OF REPORTING PERSON
NationsBank Texas Bancorporation, Inc.
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A
GROUP*

(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF ORGANIZATION
Delaware Corporation
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
15,900,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
10,300,000
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,900,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.6%
12
TYPE OF REPORTING PERSON *
HC
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 7 of 12 Pages
CUSIP NO.
654894AD6
13G

1
NAME OF REPORTING PERSON
NationsBank of Texas, N.A.
S.S. OR I.R.S. IDENTIFICATION NO.
OF ABOVE PERSON
2
CHECK THE APPROPRIATE BOX IF A
MEMBER OF A GROUP*
(a)
(b)
X
3
SEC USE ONLY
4
CITIZENSHIP OR PLACE OF
ORGANIZATION
U.S. National Banking Association
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH
REPORTING PERSON WITH
5
SOLE VOTING POWER
15,900,000
6
SHARED VOTING POWER
- -0-
7
SOLE DISPOSITIVE POWER
10,300,000
8
SHARED DISPOSITIVE POWER
- -0-
9
AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
15,900,000
10
CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
CERTAIN SHARES *
11
PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
10.6%
12
TYPE OF REPORTING PERSON *
BK
*SEE INSTRUCTION BEFORE FILLING OUT!
Page 8 of 12 Pages
SCHEDULE 13G
Item 1(a)       Name of Issuer:
Noble Affiliates, Inc.
Item 1(b)   Address of Issuer's Principal Executive
Offices:
110 W. Broadway
P. O. Box 1967
Ardmore, OK  73402-1967
Item 2(a)       Name of Person(s) Filing:
(a)     NationsBank Corporation
(b)     N.B. Holdings Corporation
(c)     NationsBank, N.A.
(d)     NationsBank Trust Company, N.A.
(e)     NationsBank of North Carolina, N.A.
(f)     NationsBank Texas Bancorporation, Inc.
(g)     NationsBank of Texas, N.A.
Item 2(b)       Address of Principal Business Office or, if
none, Residence:
(a)     NationsBank Plaza, Charlotte, North Carolina  28255
(b)     NationsBank Plaza, Charlotte, North Carolina  28255
(c)     6610 Rockledge Drive, Bethesda, Maryland  20817
(d)     1501 Pennsylvania Avenue, NW, Washington, DC  20013
(e)     NationsBank Plaza, Charlotte, NC 28255
(f)     NationsBank Plaza, Charlotte, NC  28255
(g)     901 Main Street, Dallas, TX  75202
Item 2(c)       Citizenship:
(a)     North Carolina Corporation
(b)     North Carolina Corporation
(c)     U.S. National Banking Association
(d)     U.S. National Banking Association
(e)     U.S. National Banking Association
(f)     Delaware Corporation
(g)     U.S. National Banking Association
Item 2(d)       Title of Class of Securities:
SB NT CV DEB 4.25%03
Item 2(e)       CUSIP Number:
654894AD6
Item 3  If this statement is filed pursuant to Rules 13d-
1(b),
or 13d-2(b),
Page 9 of 12 Pages
check whether the person filing is a:
(a)
Broker or Dealer registered under Section 15 of the Act
(b)
X
Bank as defined in Section 3(a)(6) of the Act
(c)
Insurance Company as defined in Section 3(a)(19) of the Act
(d)
Investment Company registered under Section 8 of
the Investment Company Act
(e)
Investment Advisor registered under Section 203
of the Investment Advisors Act of 1940
(f)
Employee Benefit Plan, Pension Fund which is
subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Sub-section 240.13d1(b)(1)(ii)(F)
(g)
X
Parent Holding Company in accordance with Sub-section 240.13d-1(b)(ii)(G) (Note: See Item 7)
(h)
X
Group, in accordance with Sub-section 240.13d1(b)(1)(ii)(H) The following entities are holding companies:
NationsBank Corporation
N.B. Holdings Corporation
NationsBank, N.A.
NationsBank Texas Bancorporation, Inc.
The following entities are banks:
NationsBank, N.A.
NationsBank Trust Company, N.A.
NationsBank of North Carolina, N.A.
NationsBank of Texas, N.A.
The following entities are registered investment advisors:
Item 4  Ownership:
With respect to the beneficial ownership of the reporting
entity as of 9/30/94,
see Items 5 through 11, inclusive, of the respective cover
pages of this
Schedule 13G applicable to such entity which are
incorporated herein by
reference.
Item 5  Ownership of Five Percent or Less of a Class:
Not Applicable
Item 6  Ownership of More Than Five Percent on Behalf of
Another Person:
The reported shares are held in various fiduciary accounts,
and accordingly,
dividends, and the proceeds of such shares, are payable to
other persons,
including such accounts, the beneficiaries or settlors
thereof or
a combination of such persons.  In certain instances, other
persons (including
beneficiaries and settlors) may be deemed to have the power
to direct receipt
of dividends or the proceeds of the sale of shares reported
herein.  To the
best of the undersigned's knowledge and belief, no one other person has such
an
Page 10 of 12 Pages
economic interest relating to more than 5% of the class of
reported shares.
Item 7  Identification and Classification of the Subsidiary
Which
Acquired the Security Being Reported on By the Parent
Holding
Company:
Pursuant to Rule 13d-1(b)(1)(ii)(G) of the Securities
Exchange Act of 1934,
NationsBank Corporation is filing this Schedule 13G as a
parent
holding company of the following:
a. N.B. Holdings Corporation, which is a holding company of its subsidiaries, NationsBank, N.A.
NationsBank of North Carolina, N.A.
classifiable under Item 3(b) as Banks as defined in Section
3(a)(6) of the
Securities Exchange Act of 1934.
b.      N.B. Holdings Corporation, which is a holding
company of its subsidiary,
NationsBank Texas Bancorporation, Inc., which is a holding
company
of its subsidiary, NationsBank of Texas, N.A., classifiable
under Item 3(b) as
a Bank as defined in Section 3(a)(6) of the Securities
Exchange Act of 1934.
c.      N.B. Holdings Corporation, which is a holding
company of its subsidiary,
NationsBank, N.A., which is a holding company of its
subsidiary,
NationsBank Trust Company, N.A., classifiable under Item
3(b) as a Bank as
defined in Section 3(a)(6) of the Securities Exchange Act of
1934.
Item 8  Identification and Classification of Members of the
Group:
Except for the relationships referred to in Item 7 hereof,
the reporting
entities do not affirm the existence of a group.  This Form
is filed on behalf
of each of the entities listed in Item 2(a) hereof.
Item 9  Notice of Dissolution of Group:
Not Applicable
Item 10 Certification:
By signing below, I certify that, to the best of my
knowledge and belief, the
securities referenced to the above were acquired in the
ordinary course of
business and were not acquired for the purpose of and do not have the effect of
changing or influencing the control of the issuer of such
securities and were
not acquired in connection with or as a participant in any
transaction having
such purpose or effect.
Signature
After reasonable inquiry and to the best of my knowledge and belief, I certify
that the information set forth in this statement is true,
complete and correct.
NATIONSBANK CORPORATION
N.B. HOLDINGS CORPORATION
NATIONSBANK, N.A.
NATIONSBANK TRUST COMPANY, N.A.
NATIONSBANK OF NORTH CAROLINA, N.A.
NATIONSBANK TEXAS BANCORPORATION, INC.
NATIONSBANK OF TEXAS, N.A.
Date:
By:
Signature
Mary Jo Inglett/Compliance Officer
Name/Title
Page 12 of 12 Pages